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                                                                   Exhibit 5.1








                                    June 27, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Petroleum Heat and Power Co., Inc.
              Registration Statement on Form S-8

Dear Sirs:

         As special counsel to Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Company"), we have been requested to render this opinion for filing as Exhibit 5.1 to the Company's Registration Statement on Form S-8, which is being filed with the Securities and Exchange Commission (the "Registration Statement").

         The Registration Statement covers 1,000,000 shares (the "Shares") of Class A Common Stock, which may be issued by the Company pursuant to the Company's 1997 Stock Bonus Plan (the "Plan") filed as Exhibit 10.1 to the Registration Statement.

         We have examined the Company's Articles of Incorporation, as amended, the Company's By-Laws, as amended, the Plan, and related minutes of action taken by the Board of Directors of the Company. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies of originals.

         Based upon the foregoing, we are of the opinion that:

         1. The Plan and the Shares have been duly authorized by all requisite corporate action on the part of the Company.

         2. When the Shares are issued in the manner described in the Plan, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                             Very truly yours,



                             PHILLIPS NIZER BENJAMIN
                             KRIM & BALLON LLP